Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

October 3, 2022

CONTACT:

Ken Rogozinski

Chief Executive Officer

402-952-1235

America First Multifamily Investors, L.P. Issues 1,000,000 Series A-1 Preferred Units in Exchange Transaction

Omaha, Nebraska – America First Multifamily Investors, L.P. (NASDAQ: ATAX) (“the Partnership”) announced today that on October 1, 2022 the Partnership executed an Exchange Agreement to issue 1,000,000 Series A-1 Preferred Units representing limited partnership interests in the Partnership (the “Series A-1 Preferred Units”) to a financial institution in exchange for 1,000,000 previously outstanding Series A Preferred Units representing limited partnership interests in the Partnership (the “Series A Preferred Units”) held by the financial institution. There were no net proceeds or other cash consideration paid to or from the Partnership as a result of the exchange transaction. The stated value of the newly issued Series A-1 Preferred Units is $10,000,000. The Series A-1 Preferred Units were issued in accordance with the Partnership’s existing “shelf” registration statement on Form S-4 for the exchange of up to 9,450,000 of previously issued Series A Preferred Units.

The Series A Preferred Units and Series A-1 Preferred Units are non-cumulative, non-convertible, and non-voting classes of limited partnership interests in the Partnership for which the holder has an option to have the units redeemed on the sixth anniversary of the acquisition date and each subsequent anniversary thereafter. The Series A Preferred Units that were exchanged were originally issued to the financial institution in September 2016. The exchange transaction allows the Partnership to retain $10,000,000 of low-cost capital from the original issuance of the Series A Preferred Units and extend the earliest potential redemption date to October 2028. To date, the Partnership has exchanged $30.0 million of its previously issued $94.5 million of Series A Preferred Units for newly issued Series A-1 Preferred Units.

“This transaction is the second exchange of our original Series A Preferred Units for newly issued Series A-1 Preferred Units,” said Kenneth C. Rogozinski, Chief Executive Officer of the Partnership. “This exchange maintains our access to non-dilutive, fixed-rate and low-cost institutional capital to continue executing on our strategy for the benefit of our unitholders.”

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis. The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.